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                                                                     EXHIBIT 4.1

                         LIGHTHOUSE MORTGAGE CORPORATION
                             1994 STOCK OPTION PLAN


         Name and Purpose. The purpose of the Lighthouse Mortgage Corporation 1994 Stock Option Plan (hereinafter referred to as the "Plan") is to advance the interests of Lighthouse Mortgage Corporation, a Delaware corporation (hereinafter referred to as the "Company"), (i) by providing incentive for the continued services of the key employees and the directors of the Company who make significant contributions to the Company's success and development by encouraging such key employees and directors to increase their proprietary interest in the Company and (ii) by attracting new able executives to employment with the Company or to serve as directors of the Company.

         Definitions. For purposes of this Plan, the following terms when capitalized shall have the meanings designated herein unless a different meaning is plainly required by the context. Where applicable, the masculine pronoun shall mean or include the feminine and the singular shall include the plural.

         "Board" shall mean the Board of Directors of the Company.

         "Committee" shall mean the Stock Option Committee whose membership shall be determined under Subsection 3(a) below.

         "Common Shares" shall mean the common shares of the Company.

         "Company" shall mean Lighthouse Mortgage Corporation.

         "Effective Date" shall mean the date on which this Plan shall become effective, as provided in Section 15 below.

         The "Fair Market Value" of a Common Share on any relevant date for purposes of any provision of this Plan shall mean the fair market value of such share as determined in the reasonable business judgment of the Committee.

         "Key Employee" shall mean any employee of the Company who in the opinion of the Committee has demonstrated a capacity for contributing in a substantial measure to the success of the Company.

         "Employee Director" shall mean a director who is also an employee of the Company.

         "Non-employee Director" shall mean a director who is not also an employee of the Company.

         "Participant" shall mean a Key Employee selected by the Committee (under Subsection 3(b) below) to receive stock options granted under this Plan or a Non-employee Director receiving Non-qualified Options pursuant to Subsection 5(j) below.

         "Plan" shall mean the Lighthouse Mortgage Corporation 1994 Stock Option Plan.



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         "Incentive Option" shall mean an option granted under this Plan which is an incentive stock option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. Any provisions elsewhere in this Plan or in any such Incentive Option which would prevent such option from being an incentive stock option may be deleted and/or voided retroactively to the date of the granting of such option, by action of the Committee and the Committee may retroactively add provisions to this Plan or to any Incentive Option if necessary to qualify such an option as an incentive stock option.

         "Non-qualified Option" shall mean an option granted under this Plan which is not an Incentive Option. Such Non-qualified Option shall not be affected by any actions taken retroactively as provided in Subsection 2(l) above with respect to Incentive Options.

         Administration: Selection of Participants.

         The Plan shall be administered by the Committee which shall consist of two or more members of the Board who are to be appointed by the Board from time to time and to serve at the pleasure of the Board. Members of the Committee shall be eligible to participate in this Plan and to receive options under the Plan while serving on the Committee.

         The Committee shall select the Participants from among the Key Employees and shall grant to the Participants stock options under and in accordance with the provisions of the Plan. The Non-employee Directors shall be entitled to receive only Non-qualified Options in accordance with Subsection 5(j) below.

         Subject to the express provisions of this Plan, the Committee shall have authority to adopt administrative regulations and procedures which are consistent with the terms of this Plan; to adopt and amend such option agreements as they deem advisable; to determine the terms and provisions of such option agreements in accordance with the terms and provisions of this Plan (including the number of Common Shares with respect to which options are granted to a Participant, the option price for Common Shares and the date or dates when the option or parts of it may be exercised); to construe and interpret such option agreements; to impose such limitations and restrictions as are deemed necessary or advisable by counsel for the Company so that compliance with the federal securities laws and with the securities laws of the various states may be assured; and to make all other determinations necessary or advisable for administering this Plan. Decisions by the Committee may be made either by a majority of its members at a meeting of the Committee or without a meeting by a writing signed by all of the members of the Committee. All decisions and interpretations made by the Committee shall be binding and conclusive on all Participants, their legal representatives and beneficiaries.

         At least once each calendar year, the Committee shall report to the Board describing the action which the Committee has taken in administering the Plan and making such recommendations for amendments or otherwise as the Committee may deem necessary. The Board shall have no authority to amend, alter or otherwise change any terms or conditions of any options granted by the Committee pursuant to Subsection (b) of this Section.

         The Committee may designate any officers or employees of the Company to assist the Committee in the administration of this Plan, but the Committee may not delegate to them duties imposed on the Committee under this Plan.



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         Shares Subject to the Plan.

         The shares to be issued and delivered by the Company upon exercise of options granted under this Plan are Common Shares which may be either authorized but unissued shares or treasury shares, in the discretion of the Committee.

         The aggregate number of Common Shares which may be issued under this Plan shall equal 20% of the total number of Common Shares sold and issued in the Offering of the common shares of the Company made pursuant to the Confidential Private Placement Memorandum of the Company dated February 11, 1994; provided, however, that such aggregate number shall be subject to adjustment pursuant to
Section 10 of this Plan. If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the Common Shares allocable to the unexercised portion of such option shall (unless the Plan shall have been terminated) become available for subsequent grants of options under the Plan. No option may be granted under this Plan which could cause the maximum limit to be exceeded.

         Terms of Options. Options granted under this Plan shall contain such terms as the Committee shall determine subject to the following limitations and requirements.

         Option price: Subject to the limitations of Subsection 5(h) below, the option price per Common Share shall be not less than 100% of the Fair Market Value of the Company's Common Shares on the date of the grant of such option.

         Period within which option may be exercised: Subject to the limitations of Subsection 5(h) below, each Incentive Option granted under this Plan shall terminate (become non-exercisable) after the expiration of not more than ten years from the date of the grant of such Incentive Option and each Non-qualified Option granted under this Plan shall terminate (become non-exercisable) after the expiration of ten years from the date of the grant of such Non-qualified Option.

         Non-transferability: No option granted under this Plan shall be assignable or transferable except, in the event of the death of a Participant, by his will or by the laws of descent and distribution. An option granted under this Plan shall be exercisable, during the Participant's lifetime, only by him. In the event of the death of a Participant, the representative or representatives of his estate, or the person or persons who acquired (by bequest or inheritance) the rights to exercise his options granted under this Plan, may exercise any of the unexercised options or parts thereof prior to the expiration of the applicable exercise period, as specified in Subsections 5(b) and 5(c) above.

         More than one option granted to a Participant: More than one option, and more than one form of option, may be granted to a Participant under this Plan.

         Aggregate annual limit on Incentive Options: The aggregate Fair Market Value (determined at the time of the grant of the option) of the Common Shares with respect to which Incentive Options are first exercisable by any employee in any calendar year under this Plan and any other plans of the Company shall not exceed $100,000.

         Partial exercise: Unless otherwise provided in the option agreement, any exercise of an option granted under this Plan may be made in whole or in part.



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         10% Shareholder: If a Participant owns (including constructive ownership pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, then an Incentive Option granted under this Plan to such Participant shall by its terms fix the option price per Common Share to be at least 110% of the Fair Market Value of the Common Shares on the date of the grant of such option and such Incentive Option shall terminate (become non-exercisable) after the expiration of five years from the date of the grant of such option.

         Exercisability: In no event shall any option granted under this Plan be exercisable until a period of at least six months has elapsed from the date of the option grant.

         Non-employee Directors: Non-employee Directors shall be granted Non-qualified Options, as determined by the Committee. If a Non-employee Director ceases to be a director because of his death, any Non-qualified Options granted to such director may be exercised on or before the earlier of the expiration of the Non-qualified Options or one year following the date of death.

         Period For Granting Options. No options shall be granted under this Plan subsequent to the tenth anniversary of the earlier of (a) the day prior to the date on which this Plan is adopted by the Board or (b) the day prior to the date on which this Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company.

         No Effect Upon Employment Status. The fact that an employee has been designated a Key Employee or selected as a Participant shall not limit or otherwise qualify the right of the Company to terminate his employment at any time.

         Method of Exercise. An option granted under this Plan may be exercised only by written notice to the Committee, signed by the Participant, or in the event of his death, by such other person as is entitled to exercise such option. The notice of exercise shall state the number of Common Shares in respect of which the option is being exercised, and shall either be accompanied by the payment of the full option price of such Common Shares, or shall fix a date (not more than ten business days from the date of such notice) for the payment of the full option price of the Common Shares being purchased. The option price may be paid in cash, or by the transfer by the Participant to the Company of free and clear Common Shares already owned by the Participant which shall be valued at the Fair Market Value of such Common Shares on the date of such transfer, or by a combination of cash and such Common Shares, all in accordance with such regulations, procedures and determinations as may be adopted by the Committee pursuant to Subsection 3(c) above. A certificate or certificates for the Common Shares purchased through the exercise of an option shall be issued in regular course after the exercise of the option and payment therefor. During the option period, no person entitled to exercise any option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any Common Shares issuable upon exercise of such option until certificates representing such Common Shares shall have been issued and delivered.

         Implied Consent of Participants. Every Participant, by his acceptance of an option under this Plan, shall be deemed to have consented to be bound, on his own behalf and on behalf of his heirs, assigns, and legal representatives, by all of the terms and conditions of this Plan.

         Share Adjustments. In the event there is any change in the Common Shares resulting from stock splits, stock dividends, combinations or exchanges of shares, or other similar capital adjustments,




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equitable proportionate adjustments shall be made by the Committee in (1) the number of Common Shares available for the grant of options under this Plan, (2) the number of Common Shares subject to options granted under this Plan, and (3) the option price of optioned Common Shares.

         Merger, Consolidation, or Sale of Assets. In the event the Company shall consolidate with, merge into, or transfer all or substantially all of its assets to another corporation or corporations (herein referred to as "successor employer corporation"), such successor employer corporation may obligate itself to continue this Plan and to assume all obligations under the Plan in a manner consistent with the provisions of Section 424(a) of the Internal Revenue Code of 1986, as amended, or the provisions of that Section as it may be hereafter amended or as it may be replaced by any other section or sections of the Internal Revenue Code of like intent and purpose. In the event that such successor employer corporation does not obligate itself to continue this Plan as above provided, this Plan shall terminate upon such consolidation, merger, or transfer, and any option previously granted hereunder shall terminate. If practical, the Company shall give each Participant twenty (20) days prior notice of any possible transaction which might terminate this Plan and the options previously granted hereunder.

         Company Responsibility. All expenses of this Plan, including the cost of maintaining records, shall be borne by the Company. The Company shall have no responsibility or liability (other than under applicable securities laws) for any act or thing done or left undone with respect to the price, time, quantity, or other conditions and circumstances of the purchase of Common Shares under the terms of the Plan, so long as the Company acts in good faith.

         Securities Laws. The Committee shall take all necessary or appropriate action to ensure that all option grants and all exercises thereof under this Plan are in full compliance with all federal and state securities laws. No option granted under this Plan shall be exercised before the Common Shares subject to the Plan have been registered for sale, or properly exempted from such registration, under appropriate federal and state securities laws. The Committee is under no responsibility, and may choose not, to register for sale the option grants or the exercises thereof under this Plan under appropriate federal or state securities laws.

         Amendment and Termination. The Board may terminate this Plan at any time, and may amend the Plan at any time or from time to time, without obtaining any approval of the Company's shareholders; except that the Plan may not be amended (1) to increase, without the approval of the Company's shareholders, the aggregate number of Common Shares issuable under the Plan (excepting proportionate adjustments made under Section 10 to give effect to stock splits, stock dividends, combinations or exchanges of shares or other similar capital adjustments); (2) to change, without the approval of the Company's shareholders, the option price of optioned Common Shares (excepting proportionate adjustments made under Section 10); (3) to change, without the approval of the Company's shareholders, the requirement that the option price per Common Share covered by an option granted under this Plan not be less than 100% of the Fair Market Value of the Common Shares on the date such option is granted; (4) to extend, without the approval of the Company's shareholders, the time within which options may be granted or the time within which a granted option may be exercised; or (5) to change, without the consent of the Participant (or his, or his estate's, legal representative), any option previously granted to him under the Plan. In addition, the Plan may not be amended, without the approval of the Company's shareholders, to materially increase the benefits accruing to Participants under the Plan or to materially modify the requirements as to eligibility for participation in the Plan. If the Plan is terminated, any unexercised option shall continue to be exercisable in accordance with its terms, except as provided in Section 11 above.



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         Effective Date. The Plan was adopted by the Board on May 6, 1994. The
Plan shall become effective as of the date it is approved by the affirmative vote of the holders of a majority of the outstanding Common Shares. The Plan shall be null and void if shareholder approval is not obtained within twelve
(12) months of the adoption of the Plan by the Board.


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